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                                                                   Exhibit 99.1

Contact:   Public Relations:                                Investor Relations:
           Kelly McAndrew                                   Mary Winn Settino
           (914) 767-7690                                   (914) 767-7216


                            FOR IMMEDIATE RELEASE
                            ---------------------

John T. Cahill Elected Chairman of the Pepsi Bottling Group

SOMERS, N.Y., January 24, 2003 - The Pepsi Bottling Group (NYSE: PBG) today announced that its Board of Directors has elected John T. Cahill, 45, Chairman of the Board. As planned, he succeeds Craig E. Weatherup, who has been the Company's Chairman since its separation from PepsiCo in November 1998. Mr. Weatherup, 57, who announced his intent to retire last November, will remain on PBG's Board. Mr. Cahill will continue to serve as Chief Executive Officer of PBG.

"This is a great honor for me and a very exciting time for all of us at PBG," said Mr. Cahill. "Over the past four years, we have built a strong foundation for this Company. We have unmatched brands, proven business strategies and an energized, driven workforce of 65,000 dedicated employees. Working together, we will continue to grow this business through an unrelenting focus on results, elevating our performance to become a truly world-class selling organization."

Commenting on Mr. Weatherup's retirement, Mr. Cahill stated, "Craig has been an outstanding leader of PBG and a true visionary in this industry. Throughout his nearly 30-year career in the Pepsi system, Craig has been at the forefront of change, challenging old ideas and introducing new ones. He has served with a level of distinction reserved only for the very best. On a personal level, Craig has been both a partner and mentor as we worked together to develop this winning Company. Working side by side with him has been a terrific experience. And while we all will miss Craig's presence on a daily basis, we look forward to his continued involvement in PBG and his unique insights through his participation on our Board."

Mr. Cahill began his Pepsi career in 1989 when he joined PepsiCo as Vice President, Corporate Finance and Assistant Treasurer. In subsequent years, he served in a number of the company's divisions in a variety of roles. In 1998, Mr. Cahill joined PBG as Executive Vice President and Chief Financial Officer, where he played a principal role in the separation of PBG from PepsiCo and the execution of the Company's highly successful IPO in March 1999. He also led PBG's international operations, spearheading the growth and expansion of these businesses leading to, among other things, a dramatic turnaround in PBG's Russian operations. Mr. Cahill was elected PBG President and Chief Operating Officer in August 2000 and, in September 2001, the Board of Directors elected him Chief Executive Officer. As CEO, Mr. Cahill has led several acquisitions, including the purchase of two major international bottlers in Turkey and Mexico. He also has championed a major new initiative around PBG's selling capability, leveraging the continuity of PBG's management and new tools, such as the NextGen handheld computer, to elevate the sales capability of the organization.

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Mr. Cahill currently serves as Chairman of the National Soft Drink Association.
He also serves on the Boards of Directors of the U.S.-Russia Business Council and the Woodward/White Publishing Company, and the Industry Affairs Council of the Grocery Manufacturers of America.

Prior to joining PepsiCo, Mr. Cahill developed a portfolio of operating skills with RKO General, first as President of RKO Hotels, Inc., and then as a partner in RKO Pictures. He holds a bachelor's degree in economics from Harvard College and a master's degree in business administration from Harvard University.

Mr. Weatherup was named Chairman and Chief Executive Officer of PBG at the time of its separation from PepsiCo. Under his leadership, the Company completed a successful IPO and established itself as a strong player in the industry, delivering 15 consecutive quarters of double-digit earnings growth.

Mr. Weatherup began his career with Pepsi in 1974 as Marketing Director of the Far East. Following eight years in a variety of assignments in international operations, he was named Senior Vice President of Sales and Marketing of the Pepsi-Cola Bottling Group. He was elevated to President of that division four years later. In 1988, he was elected President and Chief Operating Officer of the Pepsi-Cola Company. Mr. Weatherup was elected President of PepsiCo, Inc. in 1996. Later that year, he was elected Chairman and CEO of Pepsi-Cola Company, a position he held until he returned to PBG as Chairman and CEO in November of 1998.

The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest seller, manufacturer and distributor of Pepsi-Cola beverages with operations in the U. S., Canada, Greece, Mexico, Russia, Spain and Turkey. To receive news releases by e-mail, please visit http://www.pbg.com.


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